BROOKS, PIERCE, MCLENDON, HUMPHREY & LEONARD, L.L.P.
                        ATTORNEYS AND COUNSELLORS AT LAW
                             2000 RENAISSANCE PLAZA
                             POST OFFICE BOX 26000
                        GREENSBORO, NORTH CAROLINA 27420
                           TELEPHONE: (910) 373-8850
                                 TELEX: 574301
                           FACSIMILE: (910) 378-1001





                                  June 4, 1997




CCB Financial Corporation
111 Corcoran Street
Durham, North Carolina  27702

Gentlemen:

         We have acted as counsel to CCB Financial Corporation, a North Carolina bank holding company ("CCBF"), in connection with the Agreement and Plan of Reorganization, dated February 17, 1997, between CCBF and American Federal Bank, FSB ("AFB") and the related Plan of Merger and Combination (collectively, the "Merger Agreement"). As such counsel, we have reviewed such certificates of government officials, certificates and written statements of officers and such documents and records of CCBF as we have deemed necessary as a basis for the opinions expressed herein. Capitalized terms appearing herein and not otherwise defined are used as defined in the Merger Agreement.

         In giving certain of the opinions set forth below, we have relied solely upon certifications and letters provided to us by public officials and governmental authorities. As to matters of fact set forth below, and matters of fact which form the basis for any opinion set forth below, we have relied solely upon: (i) certificates and statements of officers, employees and accountants of CCBF; (ii) the representations and warranties of CCBF set forth in the Merger Agreement; (iii) documents previously filed by CCBF with the Office of Thrift Supervision ("OTS"), the Board of Governors of the Federal Reserve ("Federal Reserve"), the Federal Deposit Insurance Corporation (the "FDIC") and/or the Securities and Exchange Commission ("SEC"); and (iv) the federal governmental approvals obtained by CCBF and AFB. Except as expressly stated herein, we have not independently verified any factual matters in connection with the giving of our opinions set forth below.

         In addition, in giving our opinions set forth below, we have assumed, without independent verification, that the following is true:

         a. Based on certificates from officers of AFB and opinions of counsel to AFB, AFB is a federal savings bank that is duly organized and chartered, validly existing and in good standing under the laws of the United States. AFB and CCBF have the full power and authority to consummate the Merger as set forth in the Merger Agreement


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CCB Financial Corporation
June 4, 1997
Page 2


                  and all other transactions described in the Prospectus/Joint Proxy Statement. All documents and instruments executed by AFB and CCBF in connection therewith have been duly executed and delivered on behalf of, and are enforceable in accordance with their terms against AFB and CCBF.

         b. The signatures of all persons signing any document or instrument delivered in connection with the Merger Agreement or the consummation of the Merger are genuine and all such persons executing such documents, have been duly authorized to execute and deliver such documents and instruments.

         c. All natural persons executing any document or instrument delivered in connection with the Merger Agreement or the consummation of the Merger have legal competency to do so, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the original documents, which are themselves authentic.

         d. Other than the receipt of all approvals of the Regulatory Authorities and the approval of the shareholders of AFB and CCBF, no event will take place subsequent to the date hereof which would cause any act taken in connection with the Merger to fail to comply with any law, rule, regulation, order, judgment, decree or duty.

         e. AFB and CCBF have complied or will comply with all conditions of all approvals of the Regulatory Authorities.

         f. The corporate minute books and related records of CCBF presented to us for examination are accurate and complete.

         On the bases of such assumptions, and subject to the qualifications and limitations set forth herein, we are of the opinion that, except as disclosed in the Prospectus/Joint Proxy Statement, the Merger Agreement or the CCB Disclosure
Memorandum:

         1. Subject to receipt of all approvals of the Regulatory Authorities and the approval of the shareholders of CCBF and AFB and the consummation of the Merger in accordance with the terms of the Merger Agreement, the Merger will qualify as a statutory merger effected pursuant to the Home Owners' Loan Act and the applicable regulations of the OTS.







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CCB Financial Corporation
June 4, 1997
Page 3

         All opinions and statements set forth in this letter are expressly limited and qualified as follows:

         a. The opinions expressed herein are limited to matters of North Carolina law and the federal laws of the United States of America. No opinion is expressed as to any matter which is governed by the laws of any other jurisdiction.

         b. Our opinions are limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly stated.

         c. The enforceability of all or various provisions of the Merger Agreement may be limited by the effect of applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar laws now or hereafter in effect relating to or limiting the enforcement of such rights generally and general principles of equity governing and limiting the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) and may be further limited by federal or state banking laws and regulations and the application of principles of public policy underlying such laws and regulations. Further, the provisions of the Merger Agreement respecting indemnification may be limited or void as against public policy pursuant to applicable laws and regulations.

         d. These opinions are delivered to you pursuant to the comments of the staff of the SEC dated May 28, 1997, on the Form S-4 filed April 23, 1997 of which the Prospectus/Joint Proxy Statement is a part. We consent to inclusion of this letter and our opinions herein as an exhibit to the Registration Statement, as amended.

         e. Our opinions herein are limited to facts and matters in existence as to the date hereof, and we undertake no responsibility to revise or supplement this letter or our opinions herein to reflect any change in the law or facts.

                                  Very truly yours,

                                  BROOKS, PIERCE, McLENDON,
                                        HUMPHREY & LEONARD, L.L.P.



                                  By: /s/ Robert A. Singer
                                          Robert A. Singer


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